Exhibit 10.1
Pike Electric Corporation
Director Compensation Summary*
(Effective as of the December 2009 Annual Meeting of Stockholders)
Each director, who is considered “independent” within the meaning of Section 303A.02 of the New York Stock Exchange Listed Company Manual, will receive the following compensation for service on the board of directors: (i) $70,000 in shares of restricted stock upon election to the Board at the annual stockholders’ meeting vesting in full on the first anniversary of the grant date; (ii) an annual retainer of $25,000 in cash payable in quarterly installments; (iii) $1,000 in cash for each board meeting attended; (iv) $500 in cash for each committee meeting attended; and (v) reimbursement of reasonable expenses incurred for attending board and committee meetings. In addition, the lead independent director will receive an annual retainer of $15,000, the chair of the Audit Committee will receive an annual retainer of $15,000, and the chairs of the Nominating and Governance Committee and the Compensation Committee each will receive an annual retainer of $10,000. All such retainers will be paid in quarterly installments.
Any director who is initially appointed or elected to the board of directors other than at the annual meeting of stockholders will receive a restricted stock grant upon such appointment or election calculated on a pro rata basis based upon the period between the date of such appointment or election and the anticipated date of the next annual meeting of stockholders.
Directors who are not determined to be “independent” as defined above will receive no compensation for serving as directors.

*	Amended and adopted by the Board of Directors on October 29, 2009.